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                                                                    Exhibit 99.5

CONTACT: Liz Merritt, Rural/Metro Corporation
         (480) 606-3337
         Morgen-Walke Associates
         Investor Relations:       Jim Byers, Jennifer Winter
         (415) 296-7383
         Media Relations:          Christopher Katis
         (415) 296-7383
         Wire Services:            Eric Gonzales
         (212) 850-5600

For immediate release


                    RURAL/METRO GRANTED BANK WAIVER EXTENSION


         SCOTTSDALE, ARIZ. (Feb. 1, 2001) - Rural/Metro Corporation (Nasdaq:
RURL) announced today that it has been granted an extension of its waiver of covenant compliance under its revolving bank credit facility through April 15, 2001.

         In connection with the waiver, the Company has paid $500,000 in deferred interest, which it has been accruing since April 2000. The waiver carries no administrative fees.

         Jack Brucker, President and Chief Executive Officer, said, "We continue to make significant progress to strengthen and improve the Company's long-term performance. Our lenders have been supportive throughout this process and have reaffirmed their confidence in Rural/Metro's ability to effectively manage and execute its business plan."

         Throughout the waiver periods, the Company has met all regularly scheduled interest payments on its revolving credit facility, as well as periodic principal pay downs.

         Brucker continued, "We are clearly headed in the right direction for the future profitability of the Company and will continue to work with our lenders over the next several weeks to set the foundation for a long-term solution that will benefit Rural/Metro and its stakeholders."

         Rural/Metro Corporation provides mobile healthcare services, including emergency and non-emergency ambulance transportation, fire protection and other safety-related services to municipal, residential, commercial and industrial customers in more than 400 communities throughout the United States and Latin America.
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This press release contains forward-looking statements regarding future business prospects that involve risks and uncertainties that could cause actual results to differ materially. These uncertainties include the Company's ability to secure a long-term revolving credit facility, issues surrounding healthcare reimbursement, the Company's ability to increase efficiency of its collection process and implement new programs, demand for the Company's services and other factors and risks disclosed from time to time in the Company's SEC reports and filings.